Exhibit 99.1
Enterprise Financial Services Corp Announces Addition to Board of Directors
Company Release - 3/8/2022

ST. LOUIS --(BUSINESS WIRE)—Enterprise Financial Services Corp (Nasdaq: EFSC) today announced the appointment of Stephen P. Marsh and Daniel A. Rodrigues as directors of Enterprise Financial Services Corp (the “Company”) effective March 8, 2022. Each of Messrs. Marsh and Rodrigues currently serve as directors of the Company’s wholly-owned subsidiary Enterprise Bank & Trust (“EB&T”).

In addition, the Company announced that, pursuant to the retirement policy of the Company’s Board of Directors (the “Board”), Ms. Judith S. Heeter, current member of the Board, has advised the Board that she will be retiring from the Board and will not stand for re-election as a member of the Board. Ms. Heeter’s retirement will be effective at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Ms. Heeter currently serves as the Chairperson of the Nominating and Governance Committee of the Board, and as a member of the Board’s Executive and Risk Committees, and will retire from these roles when she retires from the Board.

“We are excited to add Steve and Dan to our Board of Directors,” said John S. Eulich, Chairman of the Board. “Each brings significant experience with EB&T to the Company’s Board of Directors and impressive skills. Steve’s deep level of understanding of the financial services industry combined with his risk management experience in the areas of credit management and regulatory compliance together with Dan’s operations and technologies experience will complement and further enhance the skills and perspectives represented on our Board, which we believe is essential for effective strategic planning and value creation for our shareholders.”

Mr. Eulich continued, “I also want to thank Judy for her years of service to the Company, our Board and our shareholders. Judy has been an important contributor to the Board and a steward for all of our stakeholders. On behalf of the Board, we wish her the best of luck in her future endeavors.”

Stephen P. Marsh

Mr. Marsh has served as Chairperson and Director of the Company’s bank subsidiary, EB&T, since 2008. Mr. Marsh previously served as the Executive Vice President, Chairman and Chief Executive Officer of EB&T from 2008 until 2014; and Executive Vice President, Chairman and Chief Credit Officer from 2014 until his retirement in April 2016. Mr. Marsh also served as the President of EB&T from 2006 to 2008 and President of Commercial Banking at EB&T from 2003 to 2006. Prior to joining EB&T, Mr. Marsh served as president and senior loan officer of Southwest Bank from 1992 to 2003. Mr. Marsh serves on the board of directors and finance committee of Loyola Academy and previously served on the board of St. Joseph’s Institute for the Deaf, Unity Health Services and the University City Planning Commission.

Daniel A. Rodrigues

Mr. Rodrigues has served as executive partner at Hidden Creek Equity since February 2019. Mr. Rodrigues has also served as a member of EB&T’s Board of Directors and a member of EB&T’s Operations and Technology committee since May 2016. Previously, Mr. Rodrigues served as the vice president and general manager of KLX Aerospace Solutions from May 2016 to April 2017. Mr. Rodrigues also previously served as chief operating officer for Herndon Products, Inc. from January 2008 to May 2016. Mr. Rodrigues also serves as executive chairperson at JGB Enterprises, Inc. and serves on the Dean’s Advisory Board of Parks College.

About Enterprise Financial Services Corp

Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $13.5 billion in assets, is a financial holding company headquartered in Clayton, Missouri. EB&T, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. EB&T offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of EB&T, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, SVP Corporate Communications (314) 995-5695